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                       ROBERTSON STEPHENS INVESTMENT TRUST

                    PLAN PURSUANT TO RULE 18F-3(d) UNDER THE
                         INVESTMENT COMPANY ACT OF 1940

                            Effective March __, 1997

     Each series of shares of beneficial interest in Robertson Stephens Investment Trust (the "Trust") (each a "Fund" and, together, the "Funds") may from time to time issue one or more of the following classes of shares:
Class A shares and Class C shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the prospectus in respect of any such Fund as from time to time in effect (each, the "Prospectus"). The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan. Except as noted below, expenses are allocated among the classes of shares of each Fund based upon the net assets of each Fund attributable to shares of each class, except to the extent such expenses are determined by the Trustees or a Fund's investment adviser to have been incurred in respect of a specific class of shares. This Plan is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, by action of the Trustees of the Trust.

CLASS A SHARES

DISTRIBUTION AND SERVICE FEES

     Each of the Funds has adopted a Distribution Plan pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act") in respect of its Class A shares (each a "Plan"). Pursuant to the Plans, each Fund may pay Robertson, Stephens & Company LLC ("RS&Co.", also referred to as the "Distributor") distribution fees, for services the Distributor renders and costs and expenses it incurs in connection with the continuous offering of the Fund's shares, at an annual rate of 0.25% of its average daily net assets, except in the case of the Contrarian Fund-TM-, which may pay a distribution fee at an annual rate of 0.75%, and the Developing Countries Fund, which may pay a distribution fee at an annual rate of 0.50%. (Payments under the Plan for the Developing Countries Fund are currently limited to 0.25% of the Fund's average daily net assets.)

EXCHANGE FEATURES

     Class A shares of one Fund may be exchanged for Class A shares of another Fund. Exchanges of shares will be made at their relative net asset values. Shares may be exchanged only if the amount being exchanged satisfies the minimum investment required and the shareholder is a resident of a state where shares of the appropriate Fund are qualified for sale. However, shareholders may not exchange their investment in shares of any Fund more than
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four times in any twelve-month period (including the initial exchange of their investment from that Fund during the period, and subsequent exchanges of that investment from other Funds during the same twelve-month period).


CONVERSION FEATURES

     Class A shares do not convert into any other class of shares.

INITIAL SALES CHARGE

     Class A shares are offered at a public offering price that is equal to their net asset value ("NAV"), without an initial sales charge.

CONTINGENT DEFERRED SALES CHARGE

     Class A shares are not subject to a contingent deferred sales charge ("CDSC").


CLASS C SHARES

DISTRIBUTION AND SERVICE FEES

     Each of the Funds has adopted a Distribution Plan pursuant to Rule 12b-1 under the 1940 Act with respect to its Class C shares (each a "Plan"). Pursuant to the Plans, each Fund may pay RS&Co. distribution fees, for services it renders and costs and expenses it incurs in connection with the continuous offering of the Fund's Class C shares, at an annual rate of up to 1.00% of its average daily net assets. Each of the Funds has also adopted a Shareholder Servicing Plan (the "Service Plan") with respect to its Class C shares.
Pursuant to the Service Plan, each Fund pays fees to RS&Co. at an annual rate of up to 0.25% of the Fund's average daily net assets. Each of the Plans by its terms relates to payments under the Fund's Service Plan.

EXCHANGE FEATURES

     Shareholders can exchange their shares in any Fund worth at least $1,000 for Class C shares of the other Robertson Stephens Funds offering such shares, at net asset value beginning 15 days after purchase. If the exchanged shares are subject to a CDSC, the transaction will not be subject to a CDSC. However, if shares acquired through the exchange are redeemed, the redemption may be subject to the CDSC, depending on when the shares were originally purchased.
For purposes of computing the CDSC, the length of time shareholders have owned their shares will be measured from the date of original purchase and will not be affected by any exchange.


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     Shares may be exchanged only if the amount being exchanged satisfies the minimum investment required and the shareholder is a resident of a state where shares of the appropriate Fund are qualified for sale. However, shareholders may not exchange their investment in shares of any Fund more than four times in any twelve-month period (including the initial exchange of their investment from that Fund during the period, and subsequent exchanges of that investment from other Funds during the same twelve-month period).

CONVERSION FEATURES

     Class C shares do not convert into any other class of shares.

INITIAL SALES CHARGE

     Class C shares are offered at their NAV, without an initial sales charge.

CONTINGENT DEFERRED SALES CHARGE

     A CDSC of 1.00% is imposed on redemptions of Class C shares within the first year after purchase, based on the lower of the shares' cost and current net asset value.

     In determining whether a CDSC is payable in respect of the Class C shares redeemed, a Fund will first redeem the Class C shares held longest (together with any Class C shares received upon reinvestment of distributions with respect to those shares). Any of the shares being redeemed which were acquired by reinvestment of distributions will be redeemed without a CDSC, and amounts representing capital appreciation will not be subject to a CDSC. RS&Co. receives the entire amount of any CDSC paid. The amount of any CDSC is determined as a percentage of the lesser of the current market value and the cost of the shares being redeemed.

     If a shareholder redeems Class C Shares of a Fund, the shareholder has a one-time right, within 90 days, to reinvest the redemption proceeds plus the amount of CDSC paid, if any, at the next-determined net asset value. RS&Co. must be notified in writing by the shareholder or by the shareholder's financial institution of the reinvestment for the shareholder to recover the CDSC.


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